UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2019

Portola Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue
South San Francisco	California	94080
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PTLA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 20, 2019, Portola Pharmaceuticals, Inc. (the “Company”), pursuant to the option under its previously disclosed Credit Agreement by and among the Company, the guarantor and lenders party thereto, and HCR Collateral Management, LLC, as Administrative Agent, dated February 28, 2019 (the “Credit Agreement”), elected to draw down the remaining $62.5 million tranche from the Credit Agreement. As previously disclosed, the Credit Agreement provides for up to a $125 million term loan facility, $62.5 million of which was borrowed at closing on February 28, 2019. The Company has no remaining borrowing capacity under the Credit Agreement.
All obligations under the Credit Agreement are due on February 28, 2025; however, the Company can prepay the term loan, in whole or in part, subject to the payment of prepayment premiums as more fully described in the Credit Agreement.
A description of the material terms of the Credit Agreement is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 that was filed with the SEC on March 1, 2019 (the “2018 Annual Report”) and is incorporated herein by reference. The description of the Credit Agreement contained herein does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Credit Agreement filed as Exhibit 10.46 to the 2018 Annual Report.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.
Dated: November 21, 2019
	By:	/s/ Mike Ouimette
Mike Ouimette
Vice President and Assistant Corporate Secretary, Legal